Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

Dr. Kenneth J. Widder Joins Quidel’s Board of Directors
SAN DIEGO, CA - (Marketwired) - November 18, 2014 - Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today that Kenneth J. Widder, M.D. has agreed to join Quidel’s Board of Directors, effective immediately. Quidel’s Board has been expanded to eight members.
Dr. Widder has more than thirty years of experience working with biomedical companies and has been a General Partner with Latterell Venture Partners since 2007. Dr. Widder is also a member of the Board of Directors of Evoke Pharma Inc., Meritage Pharma Inc., and Naurex Inc. He holds an M.D. from Northwestern University and trained in pathology at Duke University.
“We are fortunate to have Ken Widder join our Board. He has extensive expertise in launching new products, understands the diagnostic industry, and has experience with multiple publicly-traded and privately-held companies. We are delighted that Dr. Widder has agreed to serve on the Board of Quidel,” said Mark A. Pulido, Chairman of the Board.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain ® leading brand names, as well as under the new Sofia®, AmpliVue® and Lyra™ brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.